Exhibit 10.6

ASSIGNMENT OF REAL ESTATE OPTION AGREEMENT

THIS AGREEMENT is made and entered into on as of the   20th   day of   March  , 2007 (the “Effective Date”) by and between LSCP, LLLP, an Iowa limited liability limited partnership (“Assignor”) and Akron Riverview Corn Processors, LLC, an Iowa limited liability company (“Assignee”).

FOR VALUE RECEIVED, Assignor hereby sells, assigns, transfers and conveys to Assignee, and Assignee hereby agrees to assume, all of Assignor’s right, title and interest in and to that certain Option to Purchase Real Estate dated the 16th day of June, 2006, a copy of which is attached hereto as Exhibit “A” and by this reference incorporated herein (the “Assigned Option”), wherein Assignor is named as optionee and Mary F. Wohlenberg, as Trustee of the Mary Frances Wohlenberg Trust date the 5th of May, 1995 (“Optionor”) are named as optionor(s) of that certain real property described in the Assigned Option; and

This assignment is made subject to all of the terms and conditions of said Assigned Option and pursuant to the express consent of the optionors as evidenced hereafter.  By its signature hereon, Assignee agrees to fulfill all of the terms and conditions of said Assigned Option.

Nothing herein shall operate to relieve Assignor from any duties or obligations to Optionor under the Option to Purchase Real Estate.

This Assignment, together with all of the terms, agreements, covenants and warranties contained herein, shall inure to and become binding upon the successors and assigns of the parties hereto.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement on the day and year first written above.

ASSIGNOR:

LSCP, LLLP

By:  Little Sioux Corn Processors, L.L.C.

Its:  General Partner

By:	/s/ Steve Roe
Steve Roe, Its President and CEO

Subscribed and sworn to before me this 20th day of March , 2007.

/s/ Sonia Jones
[notary stamp]	Notary Public in and for the State of Iowa

ASSIGNEE:

Akron Riverview Corn Processors, LLC

By:	/s/ Steve Roe
Steve Roe, Its President and CEO

Subscribed and sworn to before me this 20th day of March , 2007.

/s/ Sonia Jones
[notary stamp]	Notary Public in and for the State of Iowa

CONSENT TO ASSIGNMENT

COMES NOW Mary F. Wohlenberg, as Trustee of the Mary Frances Wohlenberg Trust date the 5th of May, 1995, and in accordance with the signature hereafter, consents to the above assignment of the Assigned Option.

Dated this 22nd day of March          , 2007.

s/s Mary F. Wohlenberg
Mary F. Wohlenberg,
as Trustee of the Mary Frances
Wohlenberg Trust date the 5th of May, 1995

Subscribed and sworn to before me this 22nd  day of March                        , 2007.

s/s Donna Sattle
Notary Public in and for the State of ~~Iowa~~ s/s South Dakota

EXHIBIT A

WHEN RECORDED RETURN TO:

William E. Hanigan

666 Grand Avenue, Suite 2000

Des Moines, IA  50309-2510

Preparer
Information	William E. Hanigan	666 Grand Ave., Ste. 2000	Des Moines	(515) 242-2473
	Individual’s Name	Street Address	City	Phone

SPACE ABOVE THIS LINE FOR RECORDER

REAL ESTATE OPTION AGREEMENT

THIS AGREEMENT (hereinafter “Option Agreement) is made this 16th day of June, 2006, by and between Mary F. Wohlenberg, as Trustee of the Mary Frances Wohlenberg Trust date the 5th day of May 1995, (hereinafter collectively referred to as “Optionor”) and LSCP, LLLP, an Iowa limited liability limited partnership (hereinafter referred to as “Optionee”).

W I T N E S S E T H:

WHEREAS, Optionor is the sole owner of real estate (the “Property”) described in full at paragraph 1 below and is desirous of securing a future purchaser of said real property under defined terms; and

WHEREAS, Optionee desires to acquire the Property from Optionor in accordance with the terms and conditions set forth hereafter.

IN CONSIDERATION of the covenants and promises contained hereafter, it is agreed:

1.               PREMISES:  That Optionor hereby grants to Optionee the exclusive option to purchase the Property (as legally described on Exhibit A attached hereto), together with all improvements thereon, if any.

2.               OPTION CONSIDERATION:  As consideration for the option grant provided in Paragraph 1 above, Optionee agrees to pay to Optionor at the time of the execution of this Option Agreement the sum of $15,000.00 (the “Option Amount”).  Optionee shall make said payment to Spence Title Services, Inc. (the “Escrow Agent”), who shall act as the escrow agent for Optionor for purposes of a possible Section 1031 Exchange, as set forth below, with said payment to be credited against the Purchase Price.  The parties agree that there is valid and sufficient consideration for this Option Agreement based on this sum, the mutual obligations herein contained and other good and valuable consideration.  In addition, Optionor agrees not to enter into any other Purchase, Lease or Agreement of any kind with any other party relating to the Property during the term of this Option Agreement, except has permitted herein.

3.               TERM:  This Option Agreement shall commence on the date of its execution and continue until the 19th day of December, 2006, (“Initial Term”).  If the option to purchase will not be exercised by midnight of the final day of the Initial Term, this Option Agreement shall be renewable, at the sole discretion of Optionee and with additional payment in the amount of $10,000 (the “Extended Option Amount”), for period expiring on the 19th day of June, 2007, (the “Extended Option Term”).  In the event Optionee does not exercise the option to purchase within the term specified herein (including the automatic term extension, if applicable), this Option Agreement shall expire automatically and be null and void, except as to provisions pertaining to the payment of option price to Optionor, indemnity and hold harmless, crop damage, and lease to Optionee, if applicable.  If an option term expires without the exercise of the option, then the option amount for that option term shall be deemed to be irrevocably earned by Optionor and shall be paid to Optionor by Escrow Agent upon the termination of this Option Agreement for any reason other than the closing of the sale and conveyance of the Property and except as provided in Subparagraph g of Paragraph 5.  In the event that Optionee exercises the option in accordance with this Option Agreement, all option amounts shall become “Earnest Money” as defined in Paragraph 4.

4.               NOTICE OF EXERCISE OF OPTION:  Optionee shall notify Optionor, in a manner specified in Paragraph 8 hereof, and prior to the expiration of the Initial Term or Extended Option Term, as applicable, of its intention to exercise this option to purchase, which notice must be received by Optionor prior to the expiration of the respective option term as set forth above.  Upon giving notice as provided in this Paragraph 4, the purchase of the Property shall proceed pursuant to the terms and conditions set forth in Paragraph 5 hereafter.  In the event of the exercise of the option in any manner permitted herein, the Optionee shall pay to the Escrow Agent, as Earnest Money, in addition to the Option Amount and Extended Option Amount (if applicable) that shall, by virtue of the exercise of the option, become Earnest Money, the additional sum of $15,000.

5.               PURCHASE TERMS:  Pursuant to the terms of this Option Agreement, Optionor agrees to sell and Optionee agrees to purchase the Property under the following terms and conditions:

a.               Purchase Price:  The purchase price shall be $15,000.00 per acre (as determined by survey to be paid by Optionee), payable in cash at closing.  Optionee shall be given a credit against said purchase price for all Earnest Money and for all taxes and special assessments to be prorated pursuant to Subparagraphs d and e of this Paragraph 5.

b.              Title:  Optionor shall, within thirty (30) days from the receipt of Optionee’s notice to exercise the option to purchase, furnish Buyer with a Commitment, through Spence Title Services, Inc. for an Owner’s Title Insurance Policy for the Property (the “Commitment”), with the Commitment to be in the full amount of the Purchase Price, and showing marketable title to be vested in Optionor in accordance with this Option Agreement, the land title laws of the State of Iowa, and the Iowa Title Standards of the Iowa State Bar Association.  Optionee shall notify Optionor, within 7 days of receipt of the Commitment, in writing, of any matters or exceptions to the title which are unacceptable to Optionee (the “Objection Notice”).  If, any matters, conditions or exceptions are unacceptable to Optionee (in Optionee’s reasonable discretion, exercised in good faith) and Optionee notifies Optionor in writing of such fact prior to the expiration of the 7 day period, Optionor shall exercise reasonable efforts to cure such matters, conditions or exceptions at least five (5) days prior to the scheduled Closing (as defined in “h” below), or if necessary extend the scheduled Closing of up to ten (10) days to complete such cure.  If Optionee fails to notify Optionor in writing of any matters, conditions or exceptions which are unacceptable to Optionee prior to the expiration of the 7 day period, such exceptions shall be deemed accepted by Optionee and shall constitute permitted exceptions (the “Permitted Exceptions”) and Optionee’s right to request Optionor to cure such matters, conditions or exceptions shall be deemed waived by Optionee.

If Optionor notifies Optionee in writing that Optionor is unable to remove such unacceptable matters, conditions or exceptions, or if Optionor fails or refuses to cure said unacceptable matters, conditions or exceptions within the time period provided, Optionee may, as Optionee’s sole and exclusive remedies, either (i) terminate this Agreement by giving Optionor written notice thereof, in which event the Earnest Money shall be returned to Optionee, and neither party shall have any further rights, duties, or obligations hereunder and this Agreement shall thereafter be null and void for all purposes (with the exception of provisions pertaining to the payment of option price to Optionor, indemnity and hold harmless, crop damage, and lease to Optionee, if applicable); or (ii) elect to purchase the Property subject to such unacceptable items or objections not so eliminated, modified, or cured, in which event the Purchase Price shall not be reduced.  Optionee shall make such election upon the earlier of the time scheduled for Closing, or within five (5) business days of receipt of Optionor’s written notice that it is unable to remove the exceptions or that the exceptions cannot be removed or cured on commercially reasonable terms.  Optionee’s failure to provide written notice in timely manner shall constitute any election of (ii) above within the meaning of this paragraph.

Costs for obtaining a standard owner’s policy shall be split evenly between Optionor and Optionee.  All additional endorsements requested by Optionee shall be at Optionee’s cost.

c.               Warranty Deed:  Upon receipt of the full purchase price set forth above, Optionor shall execute and deliver to Optionee an appropriate Warranty Deed (subject to Permitted Exceptions), a Declaration of Value, and a Groundwater Hazard Statement for recording by Optionee.  All costs, documentary taxes and fees and filing fees associated with the closing of the sale shall be borne by Optionee.

d.              Taxes:  Optionor shall give Optionee a credit against the purchase price for all unpaid real estate taxes that constitute a lien against the Property prorated through the date of closing.  If the amount of any such tax to be prorated cannot be ascertained, proration shall be computed on the amount for the preceding year.  Optionee shall be responsible for payment of all real estate taxes after the date of closing.

e.               Special Assessments:  Optionor shall give Optionee a credit against the purchase price for all special assessments that constitute a lien against the Property prorated through the date of closing.

f.                 Eminent Domain:  In the event the property or any part thereof is taken or threatened to be taken pursuant to eminent domain after Optionee give notice of intent to exercise of the option, but prior to closing, Optionee shall have the right at its election to cancel and terminate this Option Agreement, having all sums paid for the Option Amount and any extensions returned to Optionee, or to complete the purchase as set forth above with Optionee being entitled to receive all condemnations proceeding against the Property.

g.              Closing:  Closing shall be held on a date agreeable to the parties not later than 60 calendar days after receipt of Optionee’s notice of intent to exercise the option.  The parties contemplate that a related real estate purchase between Optionee and Robert E. Lias and Margaret Lias, husband and wife, for the purchase of the adjacent real property (the “Related Purchase”) shall close on the same day as the purchase contemplated in this Agreement.  The parties intend that both transactions close or neither close.  For this reason, neither party shall be obligated to close this transaction unless all documents, payments and things necessary to the closing of the Related Purchase are placed into the possession of the Escrow Agent who shall serve as closing agent, and who shall be the same for both transactions, together with irrevocable letters of instruction directing the agent to close the Related Purchase and the purchase contemplated herein, and further subject to the cancellation or unwinding of this Agreement and its Closing, including but not limited to the reconveyance of the Property from Optionee to Optionor, if necessary, to fulfill the intent of this paragraph.  If the Related Purchase does not close for any reason other than the default of the Optionee, Optionee may, in its discretion terminate this Option Agreement without liability, in which case this Option Agreement shall be null and void (with the exception of provisions pertaining to the payment of option price to Optionor, indemnity and hold harmless, crop damage, and lease to Optionee, if applicable), and all Earnest Money (including amounts paid for the Option Amount and the Extended Option Amount, if applicable) shall be returned to Optionee.  If the Related Purchase does not close for any reason other than the default of Optionor, the Optionor may, in its discretion, terminate this Option Agreement without liability, in which case this Option Agreement shall be null and void (with the exception of provisions pertaining to the payment of option price to Optionor, indemnity and hold harmless, crop damage, and lease to Optionee, if applicable), and, except in case of default by Optionee, all Earnest Money (including amounts paid for the Option Amount and the Extended Option Amount, if applicable) shall be returned to Optionee.

h.              Default:  In the event Optionor has fulfilled all of its obligations hereunder and all conditions precedent and concurrent to closing for which it is responsible, and Optionee fails to fulfill its obligations hereunder and continues to fail and refuses to fulfill its obligations hereunder for more than 30 calendar days after receipt of written notice of such default from Optionor, then Optionor may either:  1) terminate this Option Agreement (in which event it shall be entitled to retain the Option Amount and any other monies paid hereunder, which shall be the sole remedy and damages available to Optionor); or 2) pursue any other legal or equitable remedies available to it.  In the event Optionee fulfills all of its obligations hereunder and meets all conditions precedent and concurrent to closing for which it is responsible, and Optionor is unable, fails or refuses to meet its obligations hereunder for more than 30 calendar days after receipt of written notice from Optionee of such default, Optionee may either:  1) terminate this Option Agreement (in which event it shall be entitled to receive refund of the Option Amount and any other monies paid hereunder, which shall be the sole remedy and damages available to Optionee); or 2) pursue any other legal or equitable remedies available to it.  In the event that this Option Agreement is terminated, both parties shall cooperate to take any and all actions necessary to cancel this Option Agreement, including the execution and recording of a termination of this Option Agreement, the costs of which shall be paid by the party causing the termination of this Option Agreement.

i.                  Personal Property:  Optionee understands and agrees that Optionor shall have the right under the Option Agreement to retain and remove, at Optionor’s cost, personal property located in the house and out buildings located on the Property.  Optionee further agrees that Optionor shall have the right to retain, remove, and sell the irrigation systems located on the Property at Optionor’s cost.  Optionor shall have 30 days after the Closing to remove any such personal property and irrigation systems from the Property.

j.                  Crop Damage:  In the event the closing and conveyance of the Property to Optionee shall occur after Optionor plants crops, but before harvest of those crops, the parties hereto mutually agree that Optionor shall have the right, upon notice to the Optionee and at the Optionee’s convenience, to harvest any crops not destroyed by the Optionee in the process of its due diligence and/or its constructing of the ethanol plant and related improvements thereto.

Damage to crops shall be calculated for all purposes under this Option Agreement as follows:  Optionee shall pay Optionor additional $175.00 per tillable acre for corn and $175.00 per tillable acre for soybeans for the actual number of acres, or fractional acres, of crop destroyed on the Property by the Optionee prior to the harvest of such crop acres by the Optionor in exchange for Optionor transferring all of its right, title, and interest in and to such crops to Optionee.  The number of such acres destroyed shall be measured by a surveyor selected by Optionee and the fee for such measurement shall be borne by the Optionee.  Optionee shall have no duty to preserve any of such crops, and Optionor accepts the payment specified in this Subparagraph (j) as liquidated damages (in lieu of any and all other damages) in complete payment of all actual costs incurred by Optionor for seed, fertilizer, and pesticides.

k.               Termination of Tenants and Tenancy for 2007.  Regardless of when or if Optionee provides notice of intent to exercise its option provided hereunder, Optionor agrees to provide notice, on or before September 1, 2006, to any tenant of the Property of the termination of such tenant’s tenancy.  Such notice shall follow the form required for the termination of farm tenancies under Iowa Code Chapter 562.  Optionor also hereby constitutes and appoints Optionee as its attorney-in-fact, with full power of substitution, for Optionee to sign and deliver any and all notices required to terminate the tenancy of any tenant of the Property on behalf of Optionor.  Optionor hereby acknowledges, ratifies and conveys its authorization unto Optionee to act as its attorney-in-fact, for purposes of terminating any leasehold interests held or claimed by tenants in possession of the Property.  Therefore, Optionee’s signature on any documents utilized to terminate any such farm tenancy shall be deemed fully authorized and treated as if signed by Optionor.

In the event that this Option Agreement has not been terminated or expired on or before March 1, 2007, then Optionee agrees to lease the Property from Optionor for the cash rent amount of $175.00 per tillable acre, payable in advance.  If Optionee farms the Property during 2007, it agrees to use the tenant now farming the Property.  In the further event that the sale closes during 2007, the cash rent shall be prorated to the date of closing and credited and debited accordingly at closing.

l.                  Mineral Rights.  Optionor understands and agrees that Optionee shall reserve and retain under the Purchase Agreement an undivided 50% interest to Optionor and their heirs, successors and assigns, in the minerals in, on or underlying the Property.  Optionor waives any right to use the surface for any mineral activity and agrees Optionor shall have no right to enter upon or pass over the Property to bore, search, and excavate for any such minerals, nor to work the Property, remove any minerals, or otherwise exploit the minerals in the Property.  Optionor’s retained interest in mineral resources may only be claimed upon exploitation of any mineral resources underlying the Property by, through or on undertaken in the sole discretion of Optionee.  During the term of this Option Agreement, Optionor agrees that Optionor shall not undertake any exploitation or excavation of such minerals without the prior written consent of Optionee and Optionee’s approval of all engineering plans regarding such excavation.  Nothing in this Option Agreement shall be construed to require Optionee to continue or undertake the exploration or exploitation of any minerals on the Property after the exercise of the option granted hereunder.

m.            Form of Purchase Agreement.  Upon exercise of the option, the parties agree to bound without further action to the terms and conditions as set out in the Iowa State Bar Association form for Offer to Buy Real Estate and Acceptance (Nonresidential), attached hereto as Exhibit B (the “Purchase Agreement”).  This Option Agreement survives the exercise of the option and shall control in the event of any conflicts between the terms and provisions of this Agreement and the Purchase Agreement.

6.               RECORDING OF OPTION:  The parties hereto agree that this Option Agreement shall be recorded at the cost of the party desiring such recording.

7.               INSPECTION RIGHTS:  Optionee shall, during the term of this Option Agreement, have the unrestricted rights (subject to the rights of tenants in possession) to enter upon the Property for purposes of performing any and all due diligence necessary for Optionee’s determination to purchase the Property in its sole discretion including, but not limited to, the taking of soil samples.  Optionee understands and agrees that during the term of this Option Agreement Optionor shall have the full and unrestricted right to plant crops on the Property.  Should Optionee, as a part of its inspection, damage any of the growing crops on the Property, Optionee shall be responsible for the payment of the fair market value thereof to Optionor as calculated under the terms of Subparagraph (j) of Paragraph 5 above.

Upon termination of this Option Agreement for any reason other than sale and conveyance of the Property, Optionor shall have the right to receive a copy of any and all studies done pertaining to the Property, upon payment of one-half (1/2) the cost of the studies, as follows:  Survey, environmental Phase I or other environmental studies, soil tests, borings or geotechnical.

Optionee hereby indemnifies and holds Optionor harmless from and against any and all liabilities actually incurred, including, without limitation, any damages or injury to persons or property, resulting directly from studies, tests and/or inspections of the Property by Optionee and/or its agents, employees, invitees and/or licensees and their agents, employees, invitees and/or licensees and any mechanics’ or other liens, losses, costs, expenses or claims that may be filed or asserted against the Property or Optionor by such parties in relation to such inspection (which indemnification shall survive termination of this Agreement).

8.               NOTICES:  Any notice, demand, or other document which either party is required or may desire to give to other party shall be given in writing and served either personally, by Federal Express, United Parcel Service, or other traceable delivery method, or given by prepaid United States certified mail, return receipt requested, and addressed to the following addresses:

If to Optionor:	Mary F. Wohlenberg, as Trustee of the Mary Frances
Wohlenberg Trust date the 5th of May, 1995
c/o A. Jo Wohlenberg, CPA
219 South Fifth Street
PO Box 341
Menno, S.D. 57045-0341

Copy to:	Dwyer, Smith, Garner, Lazer, Pohren, Rogers & Forrest, LLP
8712 West Dodge Rd.
Omaha, NE 68114
Attention: H. Daniel Smith
Facsimile: 402-392-1011
E-mail: dsmith@dwyersmith.com

If to Optionee:	LSCP, LLLP
4808 F Avenue
Marcus, Iowa 51035
Attention: Steve Roe

Copy to:	Brown, Winick, Graves, et al.
666 Grand Ave., Ste. 2000
Des Moines, Iowa, 50309
Attention: William Hanigan
Facsimile: 515-283-0231
E-mail: Hanigan@ialawyers.com

Copies of all notices shall be sent contemporaneously to the party entitled to notice and to his, her or its attorney, and in the case of the attorney, also by facsimile or E-mail, if then available.  Either party hereto may designate a different address for itself, or additional persons to whom copies thereof are to be sent, by notice similarly given.  Notice shall be deemed to be effective upon the date that it is sent if sent in accordance with this provision.

9.               REAL ESTATE BROKERS:  The parties hereto represent that, absent specific disclosure in writing, no real estate brokers have been employed, utilized or relied upon by either party in the granting of this option or the real estate sale contemplated therein.

10.         TIME:  Time is of the essence as to the execution of and the performance of all of the terms and conditions of this Option Agreement.

11.         ATTORNEY FEES:  Any action required of either party hereunder to enforce its rights to this Option Agreement shall entitle said party to the recovery of its reasonable attorney fees, costs, and expenses incurred and necessary to the enforcement of said rights.  Except as otherwise provided herein, each party shall be responsible for its own attorney’s fees in connection with this Option Agreement.

12.         GENERAL:  This Option Agreement shall be deemed to have been made and shall be construed and interpreted in accordance with the laws of the State of Iowa.  This Option Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their successors and assigns.  The captions and titles herein are for reference only and are not to be considered a part of this Option Agreement or in the interpretation hereof.  This Agreement shall not be valid until signed by both parties.  The phrase “execution and delivery hereof,” as used above, shall be the date the last party hereto signs this Option Agreement and serves it upon the other party in the same manner as set forth for notices.

13.         SECTION 1031 EXCHANGE:  It is specifically understood and agreed between the parties hereto that Optionor, as a part of this sale, is contemplating a 1031 Exchange as described by the Internal Revenue Code, and each of the parties hereto agrees to perform such acts in connection therewith and in connection with this sale as are required and will cooperate with Optionor to complete said exchange at no cost, detriment or imposition to the Optionee.  Failure on the part of Optionor to locate a suitable replacement property or otherwise be unable to complete a 1031 Exchange shall not affect the enforceability of the remaining terms of this Option Agreement.  This Agreement shall be assignable to a qualified intermediary of Optionor’s choosing.

[Signature Page Follows]

Signature Page to Real Estate Option Agreement

IN WITNESS WHEREOF, said parties hereto subscribe their names.

OPTIONOR:		OPTIONEE:

MARY F. WOLHENBERG, AS		LSCP, LLLP
TRUSTEE OF THE MARY FRANCES		By: Little Sioux Corn Processors, L.L.C.
WOHLENBERG TRUST DATE THE		Its: General Partner
5TH DAY OF MAY, 1995		EIN: 42-1510421

By /s/ Mary F. Wohlenberg, Trustee		BY:	s/s Stephen G. Roe
Mary F. Wohlenberg, Trustee

EIN:	xxx-xx-xxxx

DATE:	6/16/06	DATE:	6-19-06

STATE OF SOUTH DAKOTA		)
)SS:
COUNTY OF	Hutchinson	)

On this 16th day of June, 2006, before me, the undersigned, a Notary Public in and for the State of South Dakota, personally appeared Mary F. Wohlenberg, as Trustee of the Mary Frances Wohlenberg Trust date 5th date of May, 1995 to me personally known who being by me duly sworn, did say that she is the Trustee of the Mary F. Wohlenberg, as Trustee of the March Frances Wohlenberg  Trust date the 5th day of May, 1995, executing the within and foregoing instrument to be the voluntary act and deed of the limited liability company, by it and by him voluntarily executed.

s/s Donna Sattle
Notary Public in and for State of South Dakota

STATE OF IOWA		)
)SS:
COUNTY OF	Cherokee	)

On this 19 day of June, 2006, before me, the undersigned, a Notary Public in and for the State of Iowa, personally appeared Stephen Roe to me personally known, who being by me duly sworn, did say that he is the President of Little Sioux Corn Processors, L.L.C., a limited liability company, executing the within and foregoing instrument; that no seal has been procured by the said limited liability company; that said instrument was signed on behalf of the limited liability company by authority of its members; and that Stephen Roe, as President, acknowledged the execution of the foregoing instrument to be the voluntary act and deed of the limited liability company, by it and by him voluntarily executed.

[SEAL: Becky J Nothem]
[Commission Number 718168]	/s/ Becky J. Nothem
[My Commission Expires]	Notary Public in and for the State of Iowa
[August 26, 2008]

Exhibit A – Legal Description

Description:

The Northwest Quarter (NW ¼) of Section Twelve (12), Township Ninety-Two (92) North, Range Forty-Nine (49) West of the 5th P.M.

Exhibit B –Form of Purchase Agreement

OFFER TO BUY REAL ESTATE AND ACCEPTANCE

(NONRESIDENTIAL)

TO________________________________________________________________________________________(SELLERS)

The undersigned BUYERS hereby offer to buy and the undersigned SELLERS by their acceptance agree to sell the real property situated in ___________, Iowa, locally known as _____________________________________________________ and legally described as:

legally described on Exhibit A attached hereto

together with any easements and appurtenant servient estates, but subject to any reasonable easements of record for public utilities or roads, any zoning restrictions customary restrictive covenants and mineral reservations of record, if any, herein referred to as the “Property,” upon the following terms and conditions provided BUYERS, on possession, are permitted to use the Property for development, construction and operation of a 100 million gallon per year commercial ethanol-production facility________________________.

1.  PURCHASE PRICE.  The Purchase Price shall be $SEE BELOW and the method of payment shall be as follows:  $SEE BELOW with this offer, to be deposited upon acceptance of this offer and held in trust by SEE BELOW  as earnest money, to be delivered to the SELLERS upon performance of SELLERS’ obligations and satisfaction of BUYERS’ contingencies, if any, and the balance of the Purchase Price, as follows:

Purchase price shall be $15,000.00 per acre (as determined by a final survey to be paid by BUYER).  Purchase price shall be paid cash at closing, after reduction for (i) amounts paid under that certain Option Agreement entered into between the parties on May ____, 2006; (ii) prorated real estate taxes; (iii) special assessments; and (iv) any other appropriate credits or reductions pursuant to this Offer and Acceptance and the aforementioned Option Agreement.

2.  REAL ESTATE TAXES.  Sellers shall pay all unpaid real estate taxes that constitute a lien upon the Property prorated through the date of closing and any unpaid real estate taxes payable in prior years.  BUYERS shall pay all subsequent real estate taxes.

Unless otherwise provided in this Agreement, at closing SELLERS shall pay BUYERS, or BUYERS shall be given a credit for, taxes from the first day of July prior to possession to the date of possession based upon the last known actual net real estate taxes payable according to public records.  However, if such taxes are based upon a partial assessment of the present improvements or a changed tax classification as of the date of possession, such proration shall be based on the current levy rate, assessed value, legislative tax rollbacks and real estate tax exemptions that will actually be applicable as shown by the assessor’s records on the date of possession.

3.  SPECIAL ASSESSMENTS.

  A.  SELLERS shall pay in full at time of closing all special assessments which are a lien on the Property as of the date of acceptance ___________________.

  B.  IF “A” is stricken, then SELLERS shall pay at time of closing all installments of special assessments which are a lien on the Property and, if not paid, would become delinquent during the calendar year this offer is accepted, and all prior installments thereof.

  C.  All charges for solid waste removal, sewage and maintenance that are attributable to SELLERS’ possession, including those for which assessments arise after closing, shall be paid by SELLERS.

  D.  Any preliminary or deficiency assessment which cannot be discharged by payment shall be paid by SELLERS through an escrow account with sufficient funds to pay such liens when payable, with any unused funds returned to SELLERS.

  E.  BUYERS shall pay all other special assessments or installments not payable by SELLERS.

4.  RISK OF LOSS AND INSURANCE.  SELLERS shall bear the risk of loss or damages to the Property prior to closing or possession, whichever first occurs.  SELLERS agree to maintain existing insurance and BUYERS may purchase additional insurance.  In the event of substantial damage or destruction prior to closing, this Agreement shall be null and void; provided, however, BUYERS shall have the option to complete the closing and receive insurance proceeds regardless of the extent of damages.  The property shall be deemed substantially damaged or destroyed if it cannot be restored to its present condition on or before the closing date.

5.  POSSESSION AND CLOSING.   If BUYERS timely perform all obligations, possession of Property shall be ~~deemed~~ delivered to BUYERS on _____________________, and any adjustments of rent, insurance, interest and all charges attributable to the SELLERS’ possession shall be made as of the date of possession.  Closing shall occur after the approval of title by BYERS and vacation of the Property by SELLERS, but prior to possession by BUYERS.  ~~SELLERS agree to permit BUYERS to inspect the Property within ____ hours prior to closing to ensure that the premises are in the condition required by this Agreement.  If possession is given on a day other than closing, the parties shall make a separate agreement with adjustments as of the date of possession.~~  This transaction shall be considered closed:

  A.  Upon the delivery of the title transfer documents to BUYERS and receipt of all funds then due at closing from BUYERS under the Agreement.

  B.  (If “A” is Stricken) Upon the filing of the title transfer documents and receipt of all funds due at closing from BUYERS under the Agreement.

6.  FIXTURES.  Included with the Property shall be all fixtures that integrally belong to, are specifically adapted to or are a part of the real estate, whether attached or detached.  Also included shall be the following:_______________________________________________________________________________________________________________________________________________________________

The following items shall not be included:  personal property located in the house and out buildings located on the Property and the______ irrigation systems located on the Property___________________________________________________

7.  CONDITION OF THE PROPERTY.  The property as of the date of this Agreement, including buildings, grounds, an all improvements, will be reserved by the SELLERS in its present condition until possession, ordinary wear and tear excepted.  SELLERS make no warranties, expressed or implied, as to the condition of the property.

  A.  BUYERS acknowledge that they have made a satisfactory inspection the Property and are purchasing the Property in its existing condition.

  ~~B.  (If “A” is stricken) Within  ____ days after the acceptance of this Agreement, BUYERS may, at their sole expense, have the property inspected by a person or persons of their choice to determine if there are any structural, mechanical, plumbing, electrical, environmental, or other deficiencies.  Within this same period, the BUYERS may notify in writing the SELLERS of any deficiency.  The SELLERS shall immediately notify the BUYERS in writing of what steps, if any, the SELLERS will take to correct any deficiencies before closing.  The BUYERS shall then immediately in writing notify the SELLERS that (1) such steps are acceptable, in which case this Agreement, as so modified, shall be binding upon all parties; or (2) that such steps are not acceptable, in which case this Agreement shall be null and void, and any earnest money shall be returned to BUYERS~~.

8.  ABSTRACT AND TITLE.   SELLERS, at their expense, shall promptly obtain an abstract of title to the Property continued through the date of acceptance of this Agreement, _______________, and deliver it to BUYERS’ attorney for examination.  It shall show marketable title in SELLERS in conformity with this Agreement, Iowa law, and title standards of the Iowa State Bar Association.  The SELLERS shall make every reasonable effort to promptly perfect title.  If closing is delayed due to SELLERS’ inability to provide marketable title, this Agreement shall continue in force and effect until either party rescinds the Agreement after giving ten days written notice to the other party.  The abstract shall become the property of BUYERS when the Purchase Price is paid in full.  SELLERS shall pay the costs of any additional abstracting and title work due to any act or omission of SELLERS, including transfers by or the death of SELLERS or their assignees.  Unless stricken, the abstract shall be obtained from an abstracter qualified by the Guaranty Division of the Iowa Housing Finance Authority.

9.  SURVEY.  If a survey is required under Iowa Code Chapter 354, or city or county ordinances, SELLERS shall pay the costs thereof.  BUYERS may, at BUYERS’ expense prior to closing, have the property surveyed and certified by a registered land surveyor. ____________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

If the survey shows an encroachment on the Property or if any improvements located on the Property encroach on lands of others, the encroachments shall be treated as a title defect.

10.  ENVIRONMENTAL MATTERS.

  A.  SELLERS warrant to the best of their knowledge and belief that there are no abandoned wells, solid waste disposal sites, hazardous wastes or substances, or underground storage tanks located on the Property, the Property does not contain levels of radon gas, asbestos, or urea-formaldehyde foam insulation which require remediation under current government standards, and SELLERS have done nothing to contaminate the Property with hazardous wastes or substances.  SELLERS warrant that the property is not subject to any local, state, or federal judicial or administrative action, investigation or order, as the case may be, regarding wells, solid waste disposal sites, hazardous wastes or substances, or underground storage tanks.  SELLERS shall also provide BUYERS with a properly executed GROUNDWATER HAZARD STATEMENT showing no wells, solid waste disposal sites, hazardous wastes and underground storage tanks on the Property unless disclosed here:_____________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

  ~~B.  BUYERS may at their expense, within ____ days after the date of acceptance, obtain a report from a qualified engineer or other person qualified to analyze the existence or nature of any hazardous materials, substances, conditions or wastes located on the Property.  In the event any hazardous materials, substances, conditions or wastes are discovered on the Property, BUYERS’ obligation hereunder shall be contingent upon the removal of such materials, substances, conditions, wastes or other resolution of the matter reasonably satisfactory to BUYERS.~~

~~However, in the event SELLERS are required to expend any sum in excess of $________________ to remove any hazardous materials, substances, conditions or wastes, SELLER shall have the option to cancel this transaction and refund to BUYERS all earnest money paid and declare this Agreement null and void.  The expense of any inspection shall be paid by BUYERS.  The expense of any action necessary to remove or otherwise make safe any hazardous materials, substances, conditions or waste shall be paid by SELLERS, subject to SELLERS’ right to cancel this transaction as provided above.~~

11.  DEED.  Upon payment of the Purchase Price, SELLERS shall convey the Property to BUYERS by Warranty deed, free and clear of all liens, restrictions, and encumbrances except as provided in this Agreement.  General warranties of the title shall extend to the time of delivery of the deed excepting liens and encumbrances suffered or permitted by BUYERS.

12.  JOINT TENANCY IN PROCEEDS AND IN REAL ESTATE.  If SELLERS, immediately preceding acceptance of the offer, hold title to the Property  in joint tenancy with full rights of survivorship, and the joint tenancy is not later destroyed by operation of law or by acts of the SELLERS, then the proceeds of this sale, and any continuing or recaptured rights of SELLERS in the Property, shall belong to SELLERS as joint tenants with full rights of survivorship and not as tenants in common; and BUYERS in the event of death of any SELLER, agree to pay any balance of the price due SELLERS under this contract to the surviving SELLERS and to accept a deed from the surviving SELLERS consistent with Paragraph 15.

13.  JOINDER BY SELLERS’S SPOUSE.  SELLERS spouse, if not a title holder immediately preceding acceptance, executes this Agreement only for the purpose of relinquishing all rights of dower, homestead and distributive share or in compliance with Section 561.13 of the Code of Iowa and agrees to execute the deed or real estate contract for this purpose.

14.  STATEMENT AS TO LIENS.  If Buyers intend to assume or take subject to a lien on the Property, SELLERS shall furnish BUYERS with a written statement prior to closing from the holder of such lien, showing the correct balance due.

15.  USE OF PURCHASE PRICE.  At time of settlement, funds of the Purchase Price may be used to pay taxes and other liens and to acquire outstanding interests, if any, of others.

16.  APPROVAL OF COURT.  If the Property is an asset of an estate, trust or conservatorship, this Agreement is contingent upon Court approval unless Court approval is not required under Iowa law and title standards of the Iowa State Bar Association.  If the sale of the Property is subject to Court approval, the fiduciary shall promptly submit this Agreement for such approval.  If this Agreement is not so approved by __________________ either party may declare this Agreement null and void, and all payments made hereunder shall be made to BUYERS.

17.  REMEDIES OF PARTIES.

  A.  If BUYERS fail to timely perform this Agreement, SELLERS may forfeit it as provided in the Iowa Code (Chapter 656), and all payments made shall be forfeited; or, at SELLERS option, upon thirty days written notice of intention to accelerate the payment of the entire balance due and payable.  Thereafter this Agreement may be foreclosed in equity and the Court may appoint a receiver.

  B.  If SELLERS fail to timely perform this Agreement, BUYERS have the right to have all payments made returned to them.

  C.  BUYERS and SELLERS are also entitled to utilize any and all other remedies or actions at law or in equity available to them, and the prevailing parties shall be entitled to obtain judgment for costs and attorney fees.

18.  NOTICE.  Any notice under this Agreement shall be in writing and be deemed served when it is delivered by personal delivery or mailed by certified mail, addressed to the parties at the addresses given below.

19.  GENERAL PROVISIONS.  In the performance of each part of this Agreement, time shall be of the essence.  Failure to promptly assert rights herein shall not, however, be a waiver of such rights or a waiver of any existing or subsequent default.  This Agreement shall apply to and bind the successors in interest of the parties.  This Agreement shall survive the closing.  This Agreement contains the entire agreement of the parties and shall not be amended except by a written instrument duly signed by SELLERS and BUYERS.  Paragraph headings are for convenience of reference and shall not limit or affect the meaning of this Agreement.  Words and phrases herein shall be construed as in the singular or plural number, and as masculine, feminine or neuter gender according to the content.

20.  NO REAL ESTATE AGENT OR BROKER.  Neither party has used the service of a real estate agent or broker in connection with this transaction.

21.  ADDITIONAL PROVISIONS.  “Other Provisions”

  A.  This Offer and Acceptance is entered into pursuant to the terms of a certain Option Agreement signed by the parties dated May ____, 2006.  The terms of said Option Agreement are incorporated herein by this reference.  In any conflict between the terms of said Option Agreement and this Offer and Acceptance, the terms of said Option Agreement shall prevail.

22.  ACCEPTANCE.  When accepted, this Agreement shall become a binding contract.  If not accepted and delivered to BUYERS on or before the ____ day of ______________________, this Agreement shall be null and void and all payments made shall be returned immediately to BUYERS.  If accepted by SELLERS at a later date and acceptance is satisfied in writing, then this contract shall be valid and binding.

Accepted	Dated

SELLERS	BUYERS

Print Name	Print Name	LSCP, LLC

SS#	SS#

Print Name	Print Name

SS#	SS#	xx-xxxxxxx

Address:	Address:	4808 F Avenue
Marcus, Iowa 5103

Telephone:	Telephone	(712) 376-2800